Exhibit 99.1

Media Relations:	Investor Relations:
Beth Amorosi	Gary Geraci
FastLane Communications	Equity Performance Group
973.582.3498	617-723-2373
bamorosi@fast-lane.net	gary@equityperfgp.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fiscal 2007 Third Quarter Results

Company Reports Record Quarterly Revenue and Improved Operating Cash Flow

POMPANO BEACH, FL - August 13, 2007 - Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand digital media communications and applications, announced today its unaudited third quarter fiscal year 2007 financial results, for the three and nine months ended June 30, 2007.

Financial Highlights:

•
Revenues increased by approximately 63% in the third quarter of fiscal year 2007 to a record level of approximately $3.8 million, from approximately $2.3 million in the third quarter of fiscal year 2006.

•
Since the mid-quarter acquisition and integration of Infinite Conferencing on April 27, 2007, Onstream has achieved positive net cash flow from operating activities (before changes in working capital components). The Company reported negative cash from operating activities of approximately $142,000 for the entire third quarter compared to approximately $979,000 for the second quarter of fiscal year 2007, an 85% improvement.

•
Gross margin for the third quarter of fiscal year 2007 improved to 67.6%, versus 63.6% for the corresponding prior year quarter. This increase was primarily due to the gross margin of 83.5% on Infinite Conferencing’s audio and web conferencing revenues.

•
The net loss for the third quarter of fiscal year 2007 was approximately $1.5 million ($0.04 loss per share), which includes approximately $1.4 million of non-cash expenses, comprised primarily of depreciation and amortization as well as professional fees paid in shares and options. The net loss for the corresponding prior year period was approximately $1.2 million ($0.08 loss per share).

Balance Sheet Highlights:

•	At June 30, 2007, the Company had a cash balance of approximately $789,000 and working capital of approximately $1.9 million.

•	As a result of the conversion and/or repayment of all of the Company’s debt except for capital leases as of June 30, 2007, its receivables and equipment are unencumbered.

•
The Company’s stockholders’ equity increased approximately 47% from the end of the prior quarter, to approximately $35.0 million as of June 30, 2007, versus approximately $23.8 million as of March 31, 2007, primarily due to the issuance of shares for the Infinite acquisition and the related private equity offering.

99.1-1

Financial Discussion:

Randy Selman, president and chief executive officer of Onstream Media, stated, “As a result of increased sales and the integration of the Infinite Conferencing acquisition, I am pleased to report that Onstream has achieved our long-held goal of becoming cash flow positive. Just as importantly, we have expanded our growth rate, with the operations of Infinite Conferencing having been fully integrated and a cross marketing program now underway resulting in increased sales to existing customers. It should be noted that even without the full benefit of such marketing efforts, Infinite’s revenue base grew to approximately $1.9 million during the June 30, 2007 quarter, versus approximately $1.8 million during the March 31, 2007 quarter. Approximately $1.3 million of that $1.9 million, representing revenue after the acquisition date, was included in Onstream’s reported sales. In addition our webcasting revenues grew by approximately 28% and 35% for the nine and three months ended June 30, 2007, respectively, as compared to the comparable prior year periods. In addition, the number of DMSP accounts continues to increase and is up to 115, from the 80 accounts we reported on May 21.”

“We believe that the considerable number of transactions and agreements we’ve announced in recent months will shortly begin to be reflected by an even further expansion of our revenue base,” continued Mr. Selman. “In fact, our recently completed distribution agreement with ASPA Japan Co., Ltd., which expands our presence into the Middle East and calls for a $1 million advance cash payment to us for the territory rights, comes as a direct result of our March 2007 purchase of Auction Video. As a result of this agreement, ASPA will shortly begin marketing all of Onstream’s products and services and will be paid commissions on all sales made by them in the region. We also expect our results in future quarters to benefit from our emerging relationships with Dell, Televisa, eBay, Bonnier, FiveAcross/Cisco, Qwest, Adobe and Akamai, among others.”

“Looking ahead,” Mr. Selman continued, “we expect our fiscal fourth quarter results, due to internally generated growth coupled with a full quarter of contribution from the acquired operations of Infinite Conferencing, to reflect quarterly revenues in excess of $4.1 million and a continuing reduction of our quarterly net loss. Moreover, that quarterly net loss will be entirely due to non-cash expenses, as we expect to maintain positive cash flow - cash provided by operating activities, before working capital changes - for the quarter.”

The approximately 63% increase in revenues for the quarter ended June 30, 2007, as compared to the comparable quarter of the previous fiscal year, was primarily due to approximately $1.3 million of audio and web conferencing revenues recognized since the Infinite acquisition on April 27, 2007, having no corresponding effect in the comparable prior year quarter. The increased revenues also reflect continued higher webcast production services sales and a continuation of the past growth in sales of higher priced video webcasts. The number of webcasts produced increased to approximately 1,600 webcasts for the quarter ended June 30, 2007, versus approximately 1,300 webcasts for the comparable quarter of fiscal 2006.

Onstream Media will hold a conference call on Monday, August 13, 2007 at 4:15 pm ET to discuss its fiscal year 2007 third quarter financial results. Management discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=41805 or by calling 1-866-682-6100 or 201-499-0416 approximately 5 to 10 minutes prior to the start of the call. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=41805.

99.1-2

COMPARATIVE OPERATING HIGHLIGHTS

	For the Three Months Ended June 30:
	(unaudited)
	2007	2006
Revenue	$3,775,216	$2,317,381
Net Loss	$(1,506,700)	$(1,179,297)
Net Loss per common share	$(0.04)	$(0.08)
Weighted average shares outstanding	36,664,325	14,118,141

	For the Nine Months Ended June 30:
	(unaudited)
	2007	2006
Revenue	$8,015,060	$6,129,128
Net Loss	$(13,032,769)	$(5,605,631)
Net Loss per common share	$(0.49)	$(0.42)
Weighted average shares outstanding	26,859,059	13,261,656

About Onstream Media:

Onstream Media Corporation (Nasdaq: ONSM) is a leading online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content on the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds. Onstream Media also provides live and on-demand webcasting, webinars, web and audio conferencing services. Almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Deutsche Bank, Disney, National Press Club, NHL, MGM, PR Newswire, Rodale, Inc., Televisa, WireOne, Shareholder.com (NASDAQ), and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

###

99.1-3